Exhibit 10.19
EXECUTIVE EMPLOYMENT AGREEMENT
     EXECUTIVE EMPLOYMENT AGREEMENT signed the 15th day of November 2007 (the “Agreement”) by and between MOBITEC GmbH, a German corporation with principal offices in Ettlingen, Germany and Mobitec AB, a Swedish corporation with principal offices in Herrljunga, Sweden (collectively the “Company”) and OLIVER WELS (the “Executive”).
     WHEREAS, Executive and Company desire to establish an Employment Agreement in which Executive is being promoted to manage and direct the Mobitec Group1 “International” operations of DRI-Europa AB (A Swedish corporation of Gothenburg, Sweden) and DRI Corporation (“DRI”), the parent of DRI-Europa AB and Company, with benefits and consideration related to terms of severance and certain other matters and in which Company is receiving additional benefits and consideration related to non-competition and non-disclosure.
     NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the parties hereto agree as follows:
     1. Employment. The Company agrees to employ the Executive and the Executive agrees to serve the Company as its Managing Director of Mobitec Gmbh and Mobitec AB, as well as Chief Operating Officer – International Operations of the Mobitec Group.
     2. Position and Responsibilities. The Executive shall exert his best efforts and devote full time and attention to the affairs of the Company. The Executive shall have the authority and responsibility given by the general direction, approval and control of the Chief Executive Officer of DRI, and subject to the restrictions, limitations and guidelines set forth by the Chief Executive Officer.
     3. Term of Employment. The term of the Executive’s employment under this Agreement shall be deemed to have commenced on July 01, 2007 and shall continue for two years (the “Initial Term”), subject to extension as hereinafter provided or termination pursuant to the provisions set forth hereafter. The term of Executive’s employment shall be automatically extended for additional one-year terms upon expiration of the Initial Term unless either party hereto receives 30 days’ prior written notice from the other electing not to extend the Executive’s employment. Any severance provisions are governed by Section 12 hereof. Compensation during the term shall be that set forth in Section 5 hereof, unless one of the termination provisions overrides.
     4. Duties. During the period of his employment hereunder and except for illness, specified vacation periods and reasonable leaves of absence, the Executive shall

[1]	Herein defined as Mobitec AB (Sweden), Mobitec Gmbh (Germany), Mobitec Pty (Australia) and certain other affiliates, operations, subsidiaries, or joint ventures of same as defined and agreed from time to time with the CEO of DRI Corporation (USA).

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devote his best efforts and full attention and skill to the business and affairs of the Company and DRI and its affiliated companies as such business and affairs now exist and as they may be hereinafter be defined. Executive may not, without written permission from the Chief Executive Officer of DRI undertake any other board appointments or assignments, or in any way perform work for third parties or himself, direct or indirect.
     5. Compensation. The Company shall pay to the Executive as compensation for his services the sum of €140.000 per year, payable pursuant to established Company pay policy. In addition, the Executive shall receive such additional compensation, bonuses, stock option grants, as may be awarded to him in the discretion of the CEO of DRI consistent with the Policy set by the Human Resources and Compensation Committee of the DRI Board of Directors, for approval by the Board of Directors of DRI, on the basis of the value of such Executive’s services to the Company, which may also be embodied in a separate written Incentive Compensation Plans or Stock Option Plans from time to time.
In the event of occurrence of a “triggering event”, which shall be defined to include:
     (i) a change in ownership in one or a series of transactions of 30% or more of the outstanding shares of the Company; or,
     (ii) merger, consolidation, reorganization or liquidation of the Company;
and, following such triggering event, Executive’s services are terminated by the Company or the Executive’s duties, authority, or Executive’s responsibilities are substantially diminished, Executive shall receive lump sum compensation equal to two (2) times Executive’s annual base compensation and incentive or bonus payments, if any, as shall have been paid to Executive during Company’s most recent 12-month period within 30 days of the triggering event. If the total amount of such lump sum compensation were to exceed three (3) times Executive’s base compensation amount (defined as being the average annualized taxable compensation of Executive for the five (5) years, or fraction thereof, preceding the year in which the triggering event occurs), Company and Executive agree to reduce such lump sum compensation to be received by Executive in order to avoid imposition of the golden parachute tax, as provided in the Tax Reform Act of 1984, as amended by the Tax Return Act of 1986, if it would be applicable in this situation.
In the event Executive is required to hire counsel to negotiate on Executive’s behalf in connection with termination or resignation from the Company upon the occurrence of a triggering event, specifically in order to enforce the rights and obligations of the Company as provided in this section, the Company shall reimburse to Executive all reasonable attorneys’ fees which may be expended by Executive in seeking to enforce the terms of Agreement. Such reimbursement shall be paid every 30 days after Executive provides copies of invoices from Executive’s counsel to Company. Such invoices may be redacted to preserve attorney-client privilege, client confidentiality, or work product.

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     6. Office and Expense Reimbursement. Executive shall be based and have primary office in Ettlingen (at Mobitec Gmbh facilities) with additional office in Herrljunga, Sweden (at Mobitec AB facilities). Additionally, substantial travel will be incurred by Executive. The Company will reimburse the Executive, at least monthly, for all reasonable and necessary expenses, including without limitation, travel expenses, and reasonable entertainment expenses, incurred by him in carrying out his duties under this Agreement. The Executive shall present to the Company each month an account of such expenses in such form as is reasonably required by the Company. Additionally, Executive shall be furnished a Mercedes Benz, C270 CDI or something comparable, with all costs to be paid by Company such vehicle for personal as well as business use.
     7. Retirement and Sickness Benefits. Executive shall be furnished retirement and sickness benefits similar to other executives in DRI with such also being consistent with the customary practices of Germany for executives similarly situated and further as agreed from time to time with the CEO of DRI.
     8. Vacation (“Holiday”) Time. The Executive shall be entitled each year to a reasonable vacation in accordance with the established practices of the Company (currently thirty (30) days paid holiday per year), now or hereafter in effect for executive personnel similarly situated, during which time the Executive’s compensation shall be paid in full.
     9. Obligations of Executive During and After Employment.
     (a) The Executive agrees that during the terms of his employment under this Agreement, he will engage in no other business activities directly or indirectly, which are competitive with or which might place him in a competing position to that of the Company, Mobitec Group or DRI, or any affiliated company.
     (b) The Executive realizes that during the course of his employment, Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, formula, specifications, trade secrets, customer lists, account lists and secret inventions and processes of the Company and its affiliated companies including any parent (hereinafter sometimes referred to as “Confidential Information”). Therefore, during or subsequent to his employment by the Company, or by an affiliated company, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination of employment with the Company and its affiliated companies. Company maintains a right at all

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times to examine all of Executive’s computer files, e-mail messages, telephone records, and other business-related documentation. Any discovery and review of personal e-mails and files of Executive, while unintentional, will be deleted unless pertinent to any violation by Executive of any duties and obligations hereunder. Executive accepts the risks of inadvertent discovery of personal items as set forth above. The restrictions and obligations of Executive set forth in this Section 9(b) shall not apply to (i) information that is or becomes generally available and known to the industry (other than as a result of a disclosure directly or indirectly by Executive); or (ii) information that was known to Executive prior to Executive’s employment by the Company or its predecessor.
     (c) Because of his employment by the Company, Executive shall have access to trade secrets and confidential information about the Company and/or the Mobitec Group and DRI, their business plans, their business accounts, their business opportunities, their expansion plans into other geographical areas and lines of business and its methods of doing business. Therefore,
     (i) If Termination is by Company and without cause: Executive agrees that for a period of nine (9) months after the 90-day notice period for termination without cause by the Company or expiration of his employment, he will not, directly or indirectly, compete in the same or similar scope of employment with the Company in its then present business or anticipated lines of business in any geographic area in which the Company competes or has planned to do business on the effective date of termination as set forth in its most recent Strategic Business Plan provided Executive is paid a severance under the provisions of Section 12(b).
     (ii) If Termination is by Company and for cause: In the case of termination for cause, Executive agrees that the non-competion period shall be twelve (12) months following termination; however, the severance compensation shall be as allowed under Section 74 of the German Commercial Code equal to fifty percent (50%) of the last year’s salary (subject to mitigation) paid monthly pursuant to the regular Company payroll; subject, however, to mitigation should Executive obtain other permissible (noncompetitive) employment during said period by the amount earned by the Executive during said period regardless of when paid or to be paid.
     (iii) If Termination is by Executive: In the case of Executive terminating without cause, the non-competition period shall be for a period of nine (9) months after the three (3) month notice/compensation period of Section 12(a), during which period severance compensation shall be as allowed under Section 74 of the German Commercial Code equal to fifty percent (50%) of the last year’s salary (subject to mitigation) paid monthly pursuant to the regular Company payroll; subject, however, to mitigation should Executive obtain other permissible (noncompetitive) employment

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during said period by the amount earned by the Executive during said period regardless of when paid or to be paid.
     (iv) Further, Executive agrees that in addition to other remedies provided herein for violation of the non-competion provisions, Company shall be released from its obligation to pay any severance and to receive a contractual penalty of €50,000 for each violation.
     (v) Under all cases and forms of termination: Executive agrees for the same period that he shall in no manner solicit or contact any customer, supplier, or organization with which the Company does business for the purpose of any act which might be considered competition or which may be construed to be detrimental to the business or goodwill of the Company.
     (d) With respect to Inventions made or conceived by the Executive since the time he began work with the Company, whether or not during the hours of his employment or with the use of the Company facilities, materials, or personnel, either solely or jointly with others during his employment by the Company or within one year after termination of such employment if based on or related to Confidential Information, and without royalty or any other consideration, the following shall apply:
     (i) Inventions. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, programs, and techniques, as well as improvements or know-how, concerning any present or prospective activities of the Company with which the Executive becomes acquainted as a result of his employment by the Company.
     (ii) Reports. The Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved. A report will be submitted by the Executive upon completion of any studies or research projects undertaken on the Company’s behalf, whether or not in the Executive’s opinion a given project has resulted in an Invention.
     (iii) Patents. The Executive shall apply, at the Company’s request and expense, for United States and selected (as designated by the Company) foreign letter patent either in the Executive’s name or otherwise as the Company shall desire.
     (iv) Assignment. The Executive hereby assigns and agrees to assign to the Company all of this rights to such Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Inventions.

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     (v) Cooperation. The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, such written instruments and do such other acts, such as giving testimony in support of the Executive’s inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.
     (vi) Use. The Company shall also have the royalty-free right to do business, and to make, use, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements or know-how, whether or not within the scope of inventions, but which are conceived or made by the Executive during the hours which he is employed by the Company or with the use or assistance of the Company’s facilities, materials, or personnel, or within the period set forth herein.
     (e) In the event an arbiter or court of competent jurisdiction finds any provision of this Section 9 to be so exceedingly broad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Executive’s intention to provide the Company with the broadest protection possible against harmful competition.
     10. Nonsolicitation of Employees. Executive undertakes and agrees that during the term of this Agreement and for a period of one (1) year after this Agreement shall be terminated, whether voluntarily or involuntarily, he will not, without the prior written approval of the Company solicit any employees of the Company with regard to working for a competitor.
     In the event Company shall establish to the satisfaction of an arbiter or court of competent jurisdiction the existence of a breach or threatened breach by Executive of sections 9 or 10, the Company, in addition to any other rights and remedies it may have, shall be entitled to an injunction restraining the Executive from doing or continuing to do any such act in violation of this section, as well as attorney’s fees and costs of prosecution to enforce this Agreement, if the Company ultimately prevails on the merits.
     11. Termination for Cause by the Company. The Company may, without liability, terminate the Executive’s employment hereunder for cause at any time upon written notice specifying such cause, and thereafter the Company’s obligations hereunder shall cease and terminate; provided, however, that such written notice shall not be delivered until after the Company shall have given the Executive written notice specifying the conduct alleged to have constituted such cause and the Executive has failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice.
     Grounds for termination “for cause” are one or more of the following:

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(a) A willful breach of a material duty by the Executive during the course of his employment; or
(b) Habitual neglect of a material duty by the Executive; or
(c) Actions which place Company in a materially unfavorable public relations position; or
(d) Action or inaction by Executive which places the Company in circumstances of financial peril; or
(e) Fraud on the Company, conviction of a felony involving or against the Company, or conviction of a crime of moral turpitude that affects the integrity and name of the Company.
Executive shall resign from all positions, offices and service positions held with the Company if terminated under this clause. Severance compensation as set forth in Section 9(c)(ii) as well as earned but unused vacation time shall be paid.
     12. Termination by the Executive or the Company Without Cause.
     (a) The Executive, without cause, may terminate this Agreement upon 90 days prior written notice to the Company. In such event, the Executive shall be required to render the services required under this Agreement during such 90-day period unless otherwise directed by the Company. Compensation for vacation time not taken by Executive shall be paid to the Executive at the date of termination. In the event of termination under this clause, other than vacation time payment as noted, Executive shall be paid as set forth in section 9(c)(iii); subject, however, to mitigation should Executive obtain other permissible (noncompetitive) employment during said period by the amount earned by the Executive during said period regardless of when paid or to be paid. Executive shall resign from all positions, offices and service positions held with the Company if he so terminates this Agreement.
     (b) The Company, without cause, may terminate this Agreement upon 90 days prior written notice to the Executive. In such event, the Executive shall be required to render the services required under this Agreement during such 90-day period unless otherwise directed by the Company. Compensation for vacation time not taken by Executive shall be paid to the Executive at the date of termination. Upon termination, the Company shall pay a severance allowance after the three (3) month notice period equal to the applicable nine (9) month non-competition period of the base salary payable at regular scheduled pay periods over the period and all provisions of section 9(c)(i) shall apply. Salary during notice period and severance period shall be subject to mitigation should Executive obtain other permissible (noncompetitive) employment during the said period by the amount earned by the Executive during the said period regardless of when paid or to be paid. Executive shall resign from all positions, offices and service positions held with the Company if the Company terminates this Agreement.

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     13. Termination upon Death of Executive. In addition to any other provision relating to the termination, this Agreement shall terminate upon the Executive’s death. In such event, the Company shall pay a severance allowance equal to three (3) months of the base salary without bonuses to the Executive’s estate.
     14. Arbitration. All disputes arising in connection with this service agreement or its validity shall be finally settled according to the arbitration rules of the German Institution of Arbitration applying German law without recourse to the ordinary courts of law with the following provisions applying:
(a)	Place of arbitration shall be Karlsruhe;

(b)	Number of arbitrators shall be one; and

(c)	Language of proceeding shall be German.
     15. General Provisions.
     (a) The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive’s rights be subject to encumbrance or to the claims of the Company’s creditors. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its property or assets or assignment via reincorporation.
     (b) This Agreement and the rights of Executive with respect to the benefits of employment referred to herein constitute the entire Agreement between the parties hereto in respect of the employment of the Executive by the Company and supersede any and all other agreements either oral or in writing between the parties hereto with respect to the employment of the Executive.
     (c) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction or in an arbitration proceeding, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.
     (d) This Agreement may not be amended or modified except by a written instrument executed by Company and Executive.
     (e) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of Germany.

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     16. Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.
     17. Text to Control. The headings of paragraphs and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.
     18. Authority. The officer executing this agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors of the Company.
FOR THE COMPANY:

Dated: January 2, 2008	By:	/s/ David L. Turney
Title: Chairman, CEO, and President

FOR THE EXECUTIVE:

Dated: November 15, 2007	/s/ Oliver Wels	(SEAL)
Oliver Wels

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